Exhibit 99

NEWS RELEASE

The Progressive Corporation	Company Contact:
6300 Wilson Mills Road	Clark Khayat
Mayfield Village, Ohio 44143	(440) 395-2291
http://www.progressive.com

PROGRESSIVE ANNOUNCES EXTRAORDINARY CASH DIVIDEND

MAYFIELD VILLAGE, OHIO – October 22, 2010 — The Progressive Corporation today announced that its Board of Directors has declared an extraordinary cash dividend of $1.00 per Common Share, payable December 29, 2010 to shareholders of record at the close of business on December 20, 2010.

Glenn M. Renwick, the Company’s President and Chief Executive Officer commented: “We are pleased to return approximately $660 million to our shareholders through this special dividend. This action is consistent with our published policy of returning capital to our shareholders when appropriate. The combination of strong operating and investment results has increased our capital to a level that allows us to pay the dividend at this time.”

The Company further announced that the issuance of this extraordinary dividend would not affect the Company’s annual, variable dividend program for 2010. For more information on the Company’s variable dividend policy, visit the Company’s Web site at http://investors.progressive.com/dividend.aspx.

About Progressive

The Progressive Group of Insurance Companies makes it easy to understand, buy, and use auto insurance. Progressive offers choices so consumers can reach us whenever, wherever, and however it’s most convenient for them—online at progressive.com, by phone at 1-800-PROGRESSIVE, or in-person with a local agent.

Progressive offers insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes. It’s the fourth largest auto insurer in the country, the largest seller of motorcycle insurance, and a leader in commercial auto insurance. Progressive also offers car insurance online in Australia at http://www.progressivedirect.com.au.

Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price, the Snapshot Discount, and a concierge level of claims service.

The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.

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